Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	John Mills, Partner
Vice President Finance and CFO	(646) 277-1254
(650) 261-3677	John.Mills@ICRINC.com

Landec Corporation Reports Third Quarter and First Nine Months Fiscal 2019 Results

Third Quarter and Nine Months Results Include Acquisition-Related Expenses

SANTA CLARA, CA - April 3, 2019 - Landec Corporation (Nasdaq: LNDC), a leading innovator of diversified health and wellness solutions with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc. reported results for the fiscal 2019 third quarter and first nine months ended February 24, 2019.

“During the third quarter we made significant progress in our strategic objectives to drive long-term shareholder value. Lifecore completed the installation of its new multi-purpose vial and syringe filling line in preparation for commercial production of vials that is expected to begin on the new line in the first half of fiscal 2020. Lifecore has also made significant strides in building and expanding its Contract Development and Manufacturing Organization (CDMO) product development pipeline,” stated Molly Hemmeter, Landec’s President and CEO. “We currently have over 15 FDA-regulated drug and medical device products at various stages of development, ranging from early phase pre-clinical work to pivotal, late phase clinical studies.”

“Also during the third quarter, the name of Landec’s food business was changed from Apio to Curation Foods, signifying the completion of the strategic transformation of this business and unifying five plant-based brands, all with 100% clean ingredients and under one mission-based corporate identity. Two of these brands, Yucatan® and Cabo Fresh®, were added as a result of the acquisition of Yucatan Foods in December, 2018. With this acquisition, Curation Foods entered the high growth guacamole category, added sales capabilities and strategic customer relationships in the deli department of retail stores and gained a low-cost manufacturing footprint in Mexico.

“Moving forward, Lifecore is focused on commercializing new FDA-regulated products while Curation Foods is focused on the integration of Yucatan Foods and an aggressive cost-out program to drive operational efficiencies, while advancing product innovation and market share.”

“For the third quarter of fiscal 2019 our consolidated revenues increased 7% to $155.7 million, consistent with the low end of our revenue guidance for the quarter. The earnings per share of $0.04 was at the top end of our guidance due to a $2.6 million or $0.07 benefit from the reduction in the earnout liability associated with the O acquisition which was partially offset by (1) incremental costs in our non-salad vegetables business due to weather volatility, (2) a shortage of drivers in our logistics operations resulting in increased shipping costs, and (3) no increase in the fair market value of our Windset investment,” said Hemmeter.

Lifecore
“Lifecore’s third quarter results were consistent with expectations, generating revenues of $23.7 million and a gross profit of $11.6 million,” stated Jim Hall, Lifecore’s President. “Revenues increased 3% and 5% in the third quarter and first nine months of fiscal 2019, respectively, compared to the same periods last year. Gross profit was essentially flat compared to the third quarter and first nine months of last year. We still expect Lifecore to meet its original fiscal 2019 revenue growth expectations of approximately 14% to 16% while maintaining its historical gross margin of 40% to 45%.

“Lifecore continues to expand its manufacturing capabilities and capacity to support its growing CDMO and hyaluronic acid (HA) businesses. The recent installation of the new multi-purpose filling line aligns Lifecore’s filling capabilities with the growing needs and market expectations of its partners and provides Lifecore with the capacity to fill commercial quantities of drug products in vials, in addition to its existing capacity to fill syringes. Lifecore has also initiated a capacity expansion of its HA fermentation process to increase overall capacity by 25% in preparation for future HA demand driven by products currently in its product development pipeline. The new multi-purpose filling line and the new HA capacity have the potential to drive $40 million to $60 million of new incremental revenues annually once full capacity is achieved,” concluded Hall.

Curation Foods
“At Curation Foods, fiscal 2019 third quarter revenues were $132.0 million and revenues for the first nine months were $353.5 million, an increase of 8% and 6%, respectively, compared to the same periods last year. This increase was due to the addition of Yucatan Foods during the quarter and a 2% increase in salad sales partially offset by a 6% decrease in non-salad packaged vegetables sales. Gross profit in our Curation Foods business was $9.6 million and $33.9 million for the three and nine months ended February 24, 2019, an increase of 18% and 2%, respectively, compared to same periods last year, due primarily to the addition of Yucatan Foods partially offset by increased freight and raw material sourcing and costs in our non-salad packaged fresh vegetable business,” continued Hemmeter.

“During the third quarter of fiscal 2019, the Company changed the name of its food business from Apio, Inc. to Curation Foods, Inc, marking the completion of its strategic transition from a packaged fresh vegetables company to a branded, natural foods company. The mission of Curation Foods is to provide access to plant-based foods made from 100% clean ingredients to as many people as possible in a way that preserves and protects our planet for future generations. Curation Foods serves as the corporate umbrella for a portfolio of five natural food brands, including its flagship brand - Eat Smart® packaged fresh vegetables and salad kits - as well as its four emerging natural food brands, consisting of O Olive Oil & Vinegar® premium olive oil and vinegar products, Now Planting® pure-plant meal solutions and recently acquired Yucatan and Cabo Fresh authentic guacamole and avocado products,” stated Hemmeter.

“With the acquisition of Yucatan Foods in December 2018, avocado products are projected to deliver $25 to $28 million in revenues in fiscal 2019. Looking to fiscal 2020, we expect Yucatan Foods to contribute incremental profits and a full year of revenues that are projected to more than double from the revenues we expect in fiscal 2019. This growth is being driven by its two strong guacamole brands and from the tailwinds in the guacamole category, which is currently growing annually at 20% in the U.S. We expect the four emerging brands - Yucatan, Cabo Fresh, O and Now Planting - to contribute 13% to 16% of total Curation Foods’ revenues beginning in fiscal 2020, with less supply chain volatility and higher margins than our other food products.
“Our Curation Foods business has a unique combination of capabilities that make it truly differentiated in the market with proven internal innovation capabilities, a refrigerated supply chain and a direct sales force to partner strategically with customers throughout the fresh perimeter of the store. We are uniquely positioned to deliver on-trend, plant-based solutions with 100% clean ingredients to consumers,” commented Hemmeter.
“Over the last several years in our food business, we have rapidly entered into several high-growth product segments with innovative new products. Our portfolio of five plant-based brands is well positioned to deliver long-term, sustainable topline growth. With the strategic transformation of our Curation Foods portfolio complete, we turn to the next stage of our growth where we will focus on delivering operational and service excellence by driving efficiencies through automation, systems integration and supply chain synergies. These efficiencies are critical to reducing costs in our Curation Foods business to offset ever-increasing costs due to weather volatility as well as increasing labor, freight and packaging costs that are being experienced by the entire industry. As such, we have engaged The Hackett Group, a third-party consulting firm with considerable experience in the produce industry, to identify cost reductions in our food operations above and beyond the cost savings that have already been identified by the Curation Foods team. We are currently forecasting that the cost savings in fiscal 2020 will offset known cost increases and help mitigate costs associated with weather volatility, with the primary objective of improving the predictability of earnings in our food business. Over time these cost savings should result in increased profitability as they start to exceed anticipated industry-wide cost increases,” said Hemmeter.
Third Quarter 2019 Results Compared to Third Quarter of 2018 from Continuing Operations

•	Revenues increased 7% to $155.7 million

•	Gross profit increased 7% to $21.2 million

•	Gross profit margin decreased slightly from 13.7% to 13.6%

•	Net income was $0.04 per share compared to $0.09 per share in the prior period, excluding the one-time tax benefit of $0.49 per share in the third quarter of fiscal 2018 from tax reform

Revenues in the third quarter of fiscal 2019 increased 7% to $155.7 million compared to $144.9 million in the year-ago quarter. The increase was due to a $10.0 million or 8% increase in revenues at Curation Foods primarily from the addition of Yucatan Foods during the quarter and from a $744,000 or 3% increase in Lifecore revenues.

The Company recorded net income of $1.1 million, or $0.04 per share, in the third quarter of fiscal 2019 compared to net income from continuing operations of $16.3 million, or $0.58 per share, in the year-ago quarter. The decrease was a result of (1) a $13.7 million or $0.49 per share, one-time tax benefit from the new corporate income tax rate that went into effect during the third quarter of last year, (2) $1.7 million of acquisition-related expenses, (3) a $2.3 million net increase in operating expenses primarily due to the addition of Yucatan Foods and Now Planting soups this fiscal year and after including the $2.6 million benefit from the reduction in the earnout liability from the O acquisition, and (4) a $1.2 million increase in interest expense. These decreases in net income were partially offset by a $1.4 million increase in gross profit at Curation Foods, primarily from the addition of Yucatan Foods during the quarter and from a $600,000 decrease in income taxes, excluding the tax benefit from tax reform recorded during the third quarter of last year.

Fiscal Nine Months 2019 Results
Revenues in the first nine months of fiscal 2019 increased 6% to $405.3 million from $383.2 million in the same period last year. The increase was due to a $19.6 million or 6% increase in revenues at Curation Foods and a $2.5 million or 5% increase in Lifecore revenues.

The Company recorded net income of $672,000, or $0.02 per share, during the first nine months of fiscal 2019 compared to net income from continuing operations of $19.1 million, or $0.68 per share, in the same period last year. The decrease was a result of (1) a $13.7 million or $0.49 per share, one-time tax benefit from the new corporate income tax rate that went into effect during the third quarter of last year, (2) $2.5 million of acquisition-related expenses, (3) a $1.8 million net increase in operating expenses primarily due to the addition of Yucatan Foods and Now Planting soups this fiscal year and after including the $3.5 million benefit from the reduction in the earnout liability from the O acquisition, (4) a $1.9 million increase in interest expense, and (5) a $1.6 million increase in the fair market value of the Company’s Windset investment during the first nine months of fiscal 2019 compared to a $2.2 million increase in the first nine months of last year. These decreases in net income were partially offset by a $745,000 increase in gross profit at Curation Foods, primarily from the addition of Yucatan Foods and from a $1.7 million decrease in income tax expenses, excluding the impact from the tax reform in fiscal 2018.

Management Comments and Updated Guidance for the Fourth Quarter of Fiscal 2019

“For the fourth quarter of fiscal 2019, we expect revenues to be in the range of $150 million to $153 million and net income to be $0.12 to $0.15 per share. The net income guidance for the fourth quarter reflects Lifecore revenues of $23.0 million to $24.0 million and operating income of approximately $7.8 million to $8.2 million. At Curation Foods we expect revenues of $127 million to $130 million and operating income of $2.5 million to $3.3 million. The operating income in our Curation Foods business during the fourth quarter is projected to be negatively impacted from (1) significant sourcing related costs in our non-salad vegetables business due to record cold temperatures in the month of February in Southern California and very heavy rains in February and early March throughout California, both of which are expected to negatively impact yields during our fiscal fourth quarter, (2) higher than expected logistics costs due to driver shortages, and (3) no change in the fair market value of our Windset investment during the quarter. In addition, we expect interest expense to increase sequentially primarily due to capitalizing less interest than previously forecasted. We are currently forecasting for the fourth quarter of fiscal 2019 consolidated cash flows from operations of $10 million to $12 million and capital expenditures of $14 million to $18 million,” stated Greg Skinner, Landec’s Vice President of Finance and CFO.

“For fiscal year 2019 we expect consolidated revenues to grow 6% to 7% and we expect net income to be $0.15 to $0.18 per share. See Question #1 in the Questions and Answers section below for more details about the reasons for the Company’s change in guidance for fiscal 2019.

“For fiscal 2020, revenues and operating income are expected to increase at both Lifecore and Curation Foods compared to fiscal 2019. The growth at Lifecore will continue to be driven by the expansion of its CDMO and HA product development pipeline. The growth in Curation Foods will primarily be coming from a full year of avocado product sales and continued growth in the guacamole category. We also expect our overall gross margin to increase in fiscal 2020 based on the progress in our strategy to drive revenue growth from the change in our product mix to higher margin products. We will share our fiscal 2020 guidance in our fiscal 2019 year end results release in late July and provide growth projections for both Lifecore and Curation Foods in the release,” concluded Skinner.

Conference Call
The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Thursday, April 4, 2019
Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)
Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free (844) 860-6243 or (661) 378-9884. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Thursday, April 11, 2019 by calling toll-free (855) 859-2056 or direct (404) 537-3406, and entering code 2198149.

About Landec Corporation
Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oils and Vinegars®, Now Planting® pure-plant meal solutions, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers specialty expertise and capabilities in fermentation, formulation, aseptic filling and final packaging for difficult-to-handle, FDA regulated medical devices and drugs. Lifecore partners with customers in a wide array of markets including Ophthalmic, Orthopedic and Oncology. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the timing of regulatory approvals, the ability to successfully integrate Yucatan Foods into the Landec Curation Foods business, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 27, 2018 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	February 24, 2019	May 27, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$1,722	$2,899
Accounts receivable, net	60,390	53,877
Inventories, net	44,227	31,819
Prepaid expenses and other current assets	7,994	7,958
Other current assets, discontinued operations	—	510
Total Current Assets	114,333	97,063

Investment in non-public company	68,100	66,500
Property and equipment, net	191,892	159,624
Intangible assets, net	123,488	76,352
Other assets	3,770	5,164
Total Assets	$501,583	$404,703

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$46,431	$34,668
Accrued compensation	7,029	9,978
Other accrued liabilities	10,406	8,706
Deferred revenue	1,286	2,625
Line of credit	44,000	27,000
Current portion of long-term debt	9,791	4,940
Other current liabilities, discontinued operations	—	458
Total Current Liabilities	118,943	88,375

Long-term debt, less current portion	89,637	37,360
Capital lease obligation, less current portion	3,562	3,641
Deferred taxes	17,395	17,485
Other non-current liabilities	1,982	5,280

Stockholders' Equity
Common stock	29	28
Additional paid-in capital	159,524	142,087
Accumulated other comprehensive income	540	1,148
Retained earnings	109,971	109,299
Total Stockholders’ Equity	270,064	252,562
Total Liabilities and Stockholders’ Equity	$501,583	$404,703

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	February 24, 2019	February 25, 2018	February 24, 2019	February 25, 2018
Product Sales	$155,687	$144,909	$405,267	$383,151
Cost of product sales	134,470	125,103	351,120	329,622
Gross profit	21,217	19,806	54,147	53,529

Operating costs and expenses:
Research and development	2,741	3,113	8,107	9,204
Selling, general and administrative	15,843	13,208	44,460	38,810
Total operating costs and expenses	18,584	16,321	52,567	48,014
Operating income	2,633	3,485	1,580	5,515

Dividend income	413	413	1,238	1,238
Interest income	34	87	113	160
Interest expense	(1,771)	(531)	(3,275)	(1,415)
Other income	—	—	1,600	2,200
Net income from continuing operations before taxes	1,309	3,454	1,256	7,698
Income taxes (expense) benefit	(242)	12,827	(584)	11,352
Net income from continuing operations	1,067	16,281	672	19,050

Discontinued operations:
Loss from discontinued operations	—	(277)	—	(339)
Income tax benefit	—	82	—	100
Loss from discontinued operations	—	(195)	—	(239)
Net income	1,067	16,086	672	18,811
Non-controlling interest benefit (expense)	—	2	—	(90)
Net income available to common stockholders	$1,067	$16,088	$672	$18,721

Diluted net income per share from continuing operations	$0.04	$0.58	$0.02	$0.68
Diluted net loss per share from discontinued operations	$—	$(0.01)	$—	$(0.01)
Diluted net income per share	$0.04	$0.57	$0.02	$0.67

Shares used in diluted per share computations	29,151	27,918	28,399	27,884

LANDEC CORPORATION
THIRD QUARTER ENDED FEBRUARY 24, 2019
QUESTIONS & ANSWERS

1)
What are the primary causes for your FY19 net income guidance decreasing from $0.25-$0.29 per share last quarter, after factoring in the impact from the Yucatan Foods acquisition, to the current guidance of $0.15-$0.18 per share?

There are several factors that have impacted our FY19 estimated results over the last three months:

•
Extremely heavy rains in California in February and March, coupled with cold temperatures, has caused and is projected to cause very poor yields and significant produce shortages of key crops within our non-salad vegetables business that is projected to result in a reduction in gross profit of approximately $4.0 million or $0.11 per share since the end of our second fiscal quarter.

•
Shipping and logistic charges are projected to be approximately $1.4 million or $0.04 per share higher than what we were projecting at the end of the second quarter due to an extreme shortage of drivers. We have instituted a new pay and bonus structure for drivers and we are optimistic that the new pay structure will solve this shortage issue.

•	A $900,000 or $0.02 per share reduction in the projected increase in the FMV of our Windset investment as further explained in Question #6 below.

•	A product mix change to higher sales of lower margin products, primarily in our non-salad vegetables line of products.

These estimated fiscal 2019 decreases in operating income are being partially offset by a $2.6 million or $0.07 per share reduction in the earnout liability associated with the O acquisition as further explained in Question #5 below. The projected loss from the acquisition of Yucatan Foods in fiscal 2019, which includes the acquisition-related costs and the operating loss after integration-related costs, has not changed and is still estimated to be $0.15 to $0.16 per share.

2)	What was the final recorded purchase price for Yucatan Foods?

Through the third quarter of fiscal 2019, the purchase price for Yucatan Foods was $75.0 million. The recorded purchase price is lower than the price previously disclosed of $80.0 million due to working capital adjustments and from discounting the stock consideration due to the lock up of that stock for three years for half of the stock and four years for the other half. For more details see the Company’s Form 10-Q filing which is expected to be filed tomorrow.

3)	What is the status of the cost-out initiative in your Curation Foods business?

The cost-out initiative is going very well. Our consulting firm, The Hackett Group, along with our dedicated internal teams, have identified numerous cost-out projects, with the initial projects beginning in the second half of fiscal 2019. We expect to start realizing a net positive impact from cost-out initiative projects during fiscal 2020 and beyond. Cost savings from these initiatives will be used initially to offset continued inflationary cost increases and mitigate the impact of weather volatility in order to deliver more predictable earnings in our food business.

4)	What were Eat Smart’s market share numbers at end of the third quarter of fiscal 2019?

For the 52-weeks ended January 26, 2019, the size of the North American market in which Eat Smart participates (vegetable bags, vegetable trays and multi-serve salad kits) was approximately $4.2 billion (in consumer retail dollars), including retail and club stores. Of this market, Eat Smart’s overall market share per Nielsen was approximately 15% while Eat Smart multi-serve salad kits had a market share of approximately 13%.  In the retail market, excluding Costco, at January 26, 2019 our Eat Smart multi-serve salad kits in Canada had a 38% market share and an 85% ACV and in the U.S. achieved a 6.6% market share, an increase of 100 basis points from previous 52-week period, and a 44.8% ACV, an increase of 580 basis points from previous 52-week period.

5)	Why was the earnout liability from the O acquisition reduced by $2.6 million during the quarter?

The earnout for the O acquisition was based on the EBITDA (earnings before interest, taxes, depreciation and amortization) for the O business for the three years ended May 2020. Based on projections for the remainder of fiscal 2019 and our initial fiscal 2020 projections, we are currently estimating that the liability should be $500,000. The primary reason for the significant change this quarter is due to very poor organic olive yield this year in California and a significantly lower than expected crush, resulting in a shortage of organic olive oil to meet our ever increasing demand for our O organic olive oil products. This has resulted in a reduction of projected EBITDA for the three year period ended May 2020. We have recently entered into several large scale sourcing contracts for olives which will significantly increase our organic olive oil supply in the future, some beginning as early as the fall 2019 crush.

Despite the loss of potential organic olive oil sales this fiscal year, O revenues are projected to increase approximately 45% in fiscal 2019 versus fiscal 2018.

6)	Why is the FMV change in fiscal 2019 from your Windset investment falling short of your original expectations?

We had originally projected that the fair market value change during fiscal 2019 from our Windset investment was going to be approximately $4.0 million and we now expect it to be $1.6 million. The primary reason for this change is due to the acceleration of the annual planned clean out of approximately 24 acres of greenhouses to this past winter from the normal summer cleaning time to accommodate a change in crop rotation. This change impacted Windset’s calendar 2018 and calendar 2019 results but does not impact projected results past calendar 2019. We will give guidance for the FMV change for fiscal 2020 in our fourth quarter results release.

7)	What is the Company’s current leverage ratio and borrowing capacity?

At the end of the third quarter of fiscal 2019 the Company’s debt to equity ratio was 0.54 and our debt to tangible assets ratio was 0.39. Our fixed coverage ratio at the end of the third quarter was 1.81 which is well above our covenant of 1.2 or greater. Our leverage ratio at the end of the third quarter of fiscal 2019 was 3.70, and our debt covenant is 4.5 or less, which means we had borrowing capacity of approximately $28 million. We typically generate the most cash from operations during the fourth quarter, however, due to the projected increase in capital expenditures in the fourth quarter compared to the previous three quarters of fiscal 2019, we expect our debt and leverage ratio to increase by fiscal year end 2019 but still be well within our leverage covenant at fiscal year-end 2019 and beyond.

8)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

a)	Identifying and implementing cost saving initiatives in our Curation Foods business including our new avocado products business.

b)	Integrating the avocado products team and operations into our Curation Foods business.

c)	Investing in our three growth platforms: 1) Lifecore, 2) Eat Smart salads, and 3) emerging natural food brands.

9)	How do the results by line of business for the three and nine months ended February 24, 2019 compare with the same periods last year? The results are as follows below:

(unaudited and in thousands)	Three Months Ended		Nine Months Ended
	February 24, 2019	February 25, 2018	February 24, 2019	February 25, 2018
Revenues:
Curation Foods (a)	$131,984	$121,950	$353,502	$333,915
Lifecore	23,703	22,959	51,765	49,236
Total Revenues	155,687	144,909	405,267	383,151

Gross Profit:
Curation Foods	9,641	8,197	33,926	33,181
Lifecore	11,576	11,609	20,221	20,348
Total Gross Profit	21,217	19,806	54,147	53,529

Research and Development:
Curation Foods	1,301	1,439	3,833	3,944
Lifecore	1,271	1,406	3,701	4,108
Other (b)	169	268	573	1,152
Total R&D	2,741	3,113	8,107	9,204

Selling, General and Administrative:
Curation Foods	14,072	8,343	32,687	25,039
Lifecore	1,638	1,444	4,883	4,387
Other	133	3,421	6,890	9,384
Total SG&A	15,843	13,208	44,460	38,810

Operating (Loss) Income before Allocation of Corporate Expenses
Curation Foods	(5,732)	(1,585)	(2,594)	4,198
Lifecore	8,667	8,759	11,637	11,853
Other	(302)	(3,689)	(7,463)	(10,536)
Total Operating Income before Allocation of Corporate Expenses	2,633	3,485	1,580	5,515

Corporate Expenses Allocation:
Curation Foods	(1,186)	(2,284)	(3,984)	(6,854)
Lifecore	(887)	(821)	(2,855)	(2,462)
Other	2,073	3,105	6,839	9,316

Operating (Loss) Income after Allocations of Corporate Expenses:
Natural Foods	(6,918)	(3,869)	(6,578)	(2,656)
Lifecore	7,780	7,938	8,782	9,391
Other	1,771	(584)	(624)	(1,220)
Total Operating Income after Allocations of Corporate Expenses	2,633	3,485	1,580	5,515

Non-Operating Income (Expense) (c):
Natural Foods	101	1,068	1,112	3,021
Lifecore	(1,944)	(1,763)	(2,196)	(2,111)

Other	277	13,491	176	12,625
Total Non-Operating (Loss) Income	(1,566)	12,796	(908)	13,535

Net (Loss) Income from Continuing Operations:
Natural Foods	(6,817)	(2,801)	(5,466)	365
Lifecore	5,836	6,175	6,586	7,280
Other	2,048	12,907	(448)	11,405
Net Income from Continuing Operations	$1,067	$16,281	$672	$19,050
(a) Curation Foods includes Eat Smart, BreatheWay, O, Now Planting, Yucatan, Cabo Fresh, and acquisition-related expenses.
(b) Included in Other are Corporate expenses.
(c) Non-Operating income (expense) includes: Windset dividends and FMV change, net interest expense and income taxes.